Exhibit 10.13(1)

April 28, 2011

Mark Whiteside

10710 NE 60th St.

Kirkland WA 98033

Dear Mark,

BSQUARE CORPORATION is pleased to extend to you an offer for employment as our Vice President of Professional Services. You will be paid bi-weekly at a rate equivalent to an annual salary of $200,000.

In addition to the base salary, you will be eligible to participate in BSQUARE’s Annual Executive Bonus Program (AEBP). Your annual bonus potential will be up to 40% of your base salary. Your bonus for 2011 will be pro-rated based on how many months you are actually employed by BSQUARE in 2011. In 2012 and beyond you will have full participation in the executive bonus program. BSQUARE’s executive bonus plan is structured such that no bonuses are paid until the company achieves certain profitability targets and you achieve individual objectives that you and I will agree upon when you start work. Bonuses are paid yearly, in the first quarter following the close of our fiscal year (Q1-2012 will be our next potential executive bonus payout). Our AEBP is fully described in our Proxy Statement (which you can find online at http://www.sec.gov/edgar.shtml)

Bonus payout is at the sole discretion of the CEO and Compensation Committee of our Board of Directors. You must be employed by BSQUARE at the end of the calendar year to be eligible to receive any bonus payout.

Your job classification is Executive. You will be hired as an exempt employee and will not be entitled to overtime. You will be a Section 16 Executive, subject to certain BSQUARE stock trading restrictions and SEC reporting requirements.

BSQUARE CORPORATION extends the following benefits:

•	a medical, dental, vision, life and disability plan

•	a 401(k) retirement plan, with company matching contributions

•	10 paid holidays and 15 days of paid time off

•	Options to purchase 50,000 shares of company common stock. Such shares shall be Incentive Stock Options (ISOs), which vest 25% annually over four years in four equal installments. The strike price shall be the closing price of BSQUARE stock on your first day of employment. Stock options shall expire after 10 years.

•	Because we anticipate that you will be a heavy wireless user in the course of conducting BSQUARE business, you will be given a $150 per month stipend to be used for wireless equipment and plan of your choice. You will be responsible for managing your own wireless plan, equipment and expenses. Any wireless expenses above $150/month may be reimbursed with appropriate receipts and business justification.

Additionally, if after 90 days of employment in good-standing with BSQUARE, your employment with BSQUARE is terminated when neither “cause” nor “long term disability” exists, and provided that you release BSQUARE Corporation and its agents from any and all employment-related claims in a signed, written release satisfactory in form and substance to BSQUARE Corporation, BSQUARE Corporation shall pay you a consideration payment as follows:

BSQUARE Corporation shall pay to you severance equal to four months of your then annual base salary from your termination date. If BSQUARE Corporation gives you at least a full month’s advance notice of termination, however, the severance payments shall be reduced by one month’s salary for each full month of advance termination notice given. These severance payments shall be paid out at the rate of your final base salary on regular payroll days post termination, subject to legally required and any individually agreed upon payroll deductions. During the period subsequent to your termination date in which you are being paid the severance

110 110th Ave. NE., Suite 200

Bellevue, Washington 98004

TOLL FREE: 888.820.4500

MAIN: 425.519.5900

FAX: 425.519.5999

www.bsquare.com

amounts defined previously, you would not be considered an employee and would therefore receive no Paid Time Off accrual, nor would you be entitled to benefits under BSQUARE’s health and welfare plans or retirement savings plan as an active employee. Your stock options will continue to vest until 120 calendar days from our termination date. You will then have ninety days in which to exercise any vested options, and any non-vested options would terminate.

For purposes of the severance provision indicated above, “cause” is defined on attachment A hereto, and “long term disability” is defined in our sponsored Long Term Disability group insurance plan.

BSQUARE CORPORATION is an established company with an outstanding outlook. Your meaningful participation will greatly enhance our ability to retain our current business relationships and, will enable BSQUARE CORPORATION to pursue and secure business in the future. YOUR EMPLOYMENT IS AT-WILL AND ACCORDINGLY, YOU OR BSQUARE CORPORATION MAY TERMINATE THIS EMPLOYMENT RELATIONSHIP AT ANY TIME WITH OR WITHOUT NOTICE OR CAUSE.

This offer is contingent upon compliance with the Immigration Reform and Control Act of 1986. The Act requires you to establish your identity and employment eligibility. To do so, on your start date you will be required to complete Section I of the Employment Eligibility Verification Form, I-9. This offer is also contingent on your acceptance and return of the BSQUARE Proprietary Rights Agreement provided herewith.

Please signify your acceptance of this offer by signing a copy of this letter and the attached Proprietary Rights Agreement and returning both by April 29, 2011. Your start date will be mutually agreed upon.

On behalf of BSQUARE CORPORATION, I am very excited to have you on board! If you have any questions or concerns, please feel free to contact me.

Sincerely,		Accepted By:

/s/ Brian Crowley	4-28-2011	/s/ Mark Whiteside	May 1, 2011
Brian Crowley Chief Executive Officer BSQUARE Corporation	Date	Mark Whiteside	Date